Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated October 2, 2019, relating to the consolidated financial statements of Stitch Fix, Inc. and its subsidiaries (the ìCompanyî), and the effectiveness of the Company’s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company's internal control over financial reporting because of material weaknesses), appearing in the Annual Report on Form 10-K of Stitch Fix, Inc. for the year ended August 3, 2019.

/s/ Deloitte & Touche LLP

San Francisco, California

October 2, 2019